SUB-ITEM 77D

MFS International New Discovery Fund, a series of MFS Trust V, changed its disclosure under Principal Investment Strategies from The fund invests, under normal market conditions, at least 65% of its net assets in common stocks and related securities, such as preferred stock, convertible securities and depositary receipts, of foreign (including emerging market) issuers to MFS normally invests the fund's assets primarily in foreign equity securities, including emerging market equity securities and from Under normal market conditions, the fund invests in at least three different countries, to MFS may invest a relatively high percentage of the Fund's assets in a single country or a small number of countries, as described in Post-Effective Amendment No. 61 to the Registration Statement (File Nos. 2-38613 and 811-2031), as filed with the Securities and Exchange Commission via EDGAR on November 28, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

MFS Research Fund, a series of MFS Trust V, changed its disclosure under Investment Objective from ...is long-term growth of capital and future income to ...is to seek capital appreciation, and under Principal Investment Strategies from The fund invests, under normal market conditions, at least 80% of its net assets in common stocks and related securities, such as preferred stocks, convertible securities and depositary receipts to MFS (Massachusetts Financial Services Company, the fund's investment adviser) normally invests the fund's assets primarily in equity securities as described in Post-Effective Amendment No. 61 to the Registration Statement (File Nos. 2-38613 and 811-2031), as filed with the Securities and Exchange Commission via EDGAR on November 28, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

MFS Total Return Fund, a series of MFS Trust V, changed its disclosure under Investment Objective from The main investment objective of the fund is to provide above-average income (compared to a portfolio entirely invested in equity securities) consistent with the prudent employment of capital. Its secondary objective is to provide reasonable opportunity for growth of capital and income to The fund's investment objective is to seek total return, as described in Post-Effective Amendment No. 61 to the Registration Statement (File Nos. 2-38613 and 811-2031), as filed with the Securities and Exchange Commission via EDGAR on November 28, 2006, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.